Exhibit 2.2

AMENDMENT

AMENDMENT dated as of August 31, 2026 (this “Amendment”) to the Asset Purchase Agreement (the “Purchase Agreement”), by and among, EVI INDUSTRIES, INC., a Delaware corporation (the “Parent”), GARMENT CARE SERVICES FL, LLC, a Delaware limited liability company and an indirect wholly owned subsidiary of the Parent (the “Purchaser”), and JASON LOEB (the “Seller”).

WHEREAS, each of the Parent, the Purchaser and the Seller desire to amend certain provisions of the Purchase Agreement as set forth herein.

NOW THEREFORE, in consideration of the terms and conditions contained in this Amendment, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

Section 1.    Definitions. Capitalized terms not defined in this Amendment shall have the meanings ascribed to such terms in the Purchase Agreement.

Section 2.    Amendment to the Purchase Agreement.

(a)    Amendment to Section 1.2. Section 1.2 of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

“1.2         Purchase Price. In exchange for the Personal Goodwill, the Covenants (as defined below) and subject to the allocation set forth in Section 1.3, the Purchaser shall pay to the Seller a purchase price equal to Seven Million One Hundred and Twenty Four Thousand Seven Hundred Seventy Eight Dollars ($7,124,778) (the “Purchase Price”). On the Closing Date, the Purchaser shall pay to the Seller the Purchase Price, in cash by wire transfer of immediately available funds to an account designated by the Seller at the Closing (the “Closing Date Payment”).”

(b)    Amendment to Section 2.3.1(b).Section 2.3.1(b) of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

“(b)         Intentionally Omitted.”

(c)    Amendment to Section 3.7.Section 3.7 of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

“3.7         Intentionally Omitted.”

(d)    Amendment to Section 4.5.Section 4.5 of the Purchase Agreement is amended and restated in its entirety to read as follows:

“Section 4.5.         Intentionally Omitted.”

(e)    Amendment to Section 6.1.Section 6.1 of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

“Section 6.1.         Intentionally Omitted.”

(f)    Amendment to Section 6.2.Section 6.2 of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

“Section 6.2.         Intentionally Omitted.”

(g)    Amendment to Section 6.3.Section 6.3 of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

“Section 6.3.         Intentionally Omitted.”

Section 3.    Effect on Purchase Agreement. The foregoing amendments and agreements are given solely in respect of the transactions described herein. Except as expressly set forth herein, all of the terms and conditions of the Purchase Agreement and exhibits thereto shall continue in full force and effect after the execution of this Amendment, and shall not be in any way changed, modified or superseded by the terms set forth herein.

Section 4.    Execution and Counterparts. This Amendment may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

Section 5.    Further Assurances. The parties shall execute and deliver all such further instruments and documents and take all such other actions as may reasonably be required to carry out the transactions contemplated hereby and to evidence the fulfillment of the agreements herein contained.

Section 6.    Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Amendment shall be determined in accordance with Section 8.5 of the Purchase Agreement.

Section 7.    Consent to Jurisdiction. The parties consent to the jurisdiction and venue set forth in 8.6 of the Purchase Agreement.

Section 8.    Headings. The headings in this Amendment are for convenience only, do not constitute a part of the Amendment and shall not be deemed to limit or affect any of the provisions hereof.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.

EVI INDUSTRIES, INC.,

a Delaware corporation

By: /s/ Henry M. Nahmad

Name: Henry M. Nahmad

Title: Chief Executive Officer

GARMENT CARE SERVICES FL, LLC,

a Delaware limited liability company

By: /s/ Henry M. Nahmad

Name: Henry M. Nahmad

Title: Chief Executive Officer

/s/ Jason Loeb

Name: Jason Loeb